Exhibit 10.15
Execution Version
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (hereinafter referred to as the “Agreement”) is made and entered into as of the 21st day of March, 2007 by and between Ronald A. Lane (hereinafter referred to as the “Employee”) and Atlas Air, Inc., a Delaware corporation (hereinafter referred to as “Atlas” or the “Company”).
     WHEREAS, the Employee has been employed by the Company as Senior Vice President and Chief Marketing Officer pursuant to that Employment Agreement dated May 1,2003, as amended on January 24, 2004 and April 20, 2004 (the “Original Employment Agreement”); and
     WHEREAS, the Employee and the Company wish to amend and restate the Original
     Employment Agreement as of the date hereof, on the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:
1. DEFINITIONS
     1.1 “Employment Period” shall mean the period commencing on the date hereof and extending until December 31, 2007, subject to earlier termination as set forth in Section 4.1 below.
     1.2 “Confidential or Proprietary Information” as used herein shall refer to all information relative to the plans, structure and practices, including information relating to its customers, contracts and aircraft of Atlas or any affiliate or subsidiary thereof, except:
          (a) information that is or becomes a matter of public knowledge through no fault of the Employee; or
          (b) information rightfully received by the Employee from a third party without a duty of confidentiality; or
          (c) information disclosed to the Employee with Atlas’ prior approval for public dissemination.
2. OBLIGATIONS OF THE EMPLOYEE
     Atlas and the Employee agree to the following rights, obligations and duties:
     2.1 Obligations of the Employee. During the Employment Period, Atlas agrees to retain the Employee as Senior Vice President and Special Advisor. The scope of the Employee’s responsibilities shall be determined by the Board of Directors, the Chief Executive Officer, the Chief Operating Officer and such other officers of Atlas as the Chief Executive Officer shall deem appropriate. The Employee shall, except when prevented by illness or permanent disability or during a period of vacation, devote sufficient Employee business time to ensure accomplishment of the transition projects set forth in Exhibit A and attention to the good faith performance of the other duties contemplated by this Agreement.
     2.2 Principal Residence of the Employee. The Employee shall maintain his principal residence in the Long Beach, California area unless otherwise agreed.
     2.3 New Position Provisions. Upon execution of this Agreement, the parties’ respective rights and obligations under the Original Employment Agreement shall be superseded by this Agreement. The Employee hereby resigns from his prior position as Senior Vice President and Chief Marketing Officer of the Company and its affiliates as of the commencement of the Employment Period.
3. COMPENSATION
     During the Employment Period, Atlas will pay the Employee as follows:
     3.1 Compensation. Atlas will pay the Employee at the rate of $350,720 per annum, payable in semi-monthly installments.
     3.2 Incentive Bonus Payments. The Employee has received his annual incentive bonus for 2006, paid in accordance with the Company’s 2006 Annual Incentive Plan for Senior Executives (the “2006 AIP”). The Employee will not be entitled to any bonus for 2007 whether under the 2006 AIP or otherwise.
     3.3 Benefits. During the Employment Period, the Employee and the Employee’s dependents shall be entitled to participate in the Atlas health insurance plans (major medical, dental and vision), and Atlas will contribute to the Employee’s monthly premium as provided by such plan. Atlas reserves the right to discontinue participation in any health insurance plan at any time with the understanding that Atlas will comply in full measure with all state and federal laws regarding the changes of insurance coverage by private employers and notification under the Consolidated Omnibus Budget Reconciliation Act. The Employee also shall be entitled, to the same extent and at a level commensurate with other employees of Atlas, to participate in any other benefit plans or arrangements of Atlas.
     3.4 Restricted Shares and Options. During the Employment Period, all Company restricted shares and stock options will continue to vest in accordance with their terms.
     3.5 Fringe Benefits. The Employee will be entitled to a car allowance in the amount of $700.00 per month.
4. TERMINATION OF THE EMPLOYMENT PERIOD
     4.1 Termination. Employment hereunder shall be through the Employment Period; provided, however, that the Company may immediately terminate the Employment Period with

Cause (as defined below). “Cause” shall be defined as (i) a breach by the Employee of a material term of this Agreement; (ii) any act of misconduct or dishonesty by the Employee; or, (ii) the Employee’s failure to perform the transition projects set forth in Exhibit A, which may be amended from time to time by written agreement of the parties. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Company under Section 4.2 and the obligations of the Employee under Section 4.3
     4.2 Rights Following Termination. Upon termination of the Employment Period by the Company without Cause or expiration of the Employment Period, the Employee shall be entitled to: (i) receive the Employee’s base salary and accrued benefits through December 31, 2007; (ii) receive, subject to the Employee’s execution of a separation agreement and general release (a true and correct copy of which is attached hereto as Exhibit B), (the “Release”), severance of $526,080 paid in a lump sum within ten (10) days of the Employee’s execution of the Release (and provided that the Employee does not revoke the Release); (iii) subject to “the Employee’s execution of the Release and compliance with the terms of Section 4.3, continued coverage and rights and benefits available under the Atlas health insurance plans as provided in Section 3.3 above for a period of twenty-four (24) months immediately following the date of termination subject to the Employee paying the same portion for the premiums for such coverage as he paid during the Employment Period; provided, however, that any such continued coverage shall cease in the event the Employee obtains comparable coverage in connection with subsequent consulting or employment arrangements, and to the extent Atlas is unable to continue such coverage, Atlas shall provide the Employee with economically equivalent benefits determined on an after-tax basis; (iv) Employee’s restricted shares and options that have vested or will vest pursuant to the terms and conditions of their related agreements; and (v) receive any retired employee benefits available to retired Company employees for which he is eligible pursuant to the terms of any applicable policies or plan documents, as amended from time to time. Upon termination of the Employment Period for any other reason (including, without limitation, by the Company with Cause or by the Employee for any reason), the Employee shall be entitled only to base salary and accrued benefits through the date the Employee’s employment terminates.
     4.3 Restrictive Covenants.
          (a) The Employee covenants and agrees that the Employee will not, at any time, reveal, divulge or make known to any third party any confidential or proprietary records, data, trade secrets, pricing policies, strategy, rate structure, personnel policy, management methods, financial reports, methods or practice of obtaining or doing business, or any other Confidential or Proprietary Information of Atlas or any of its subsidiaries or affiliates (collectively the “Atlas Companies” and each, an “Atlas Company”) which is not in the public domain.
          (b) Acknowledging his duty of loyalty to the Atlas Companies, the Employee agrees that, while he is employed by the Company, he will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with any of the Atlas Companies anywhere in the world or undertake any planning for any business competitive with any of the Atlas Companies. Specifically, but without limiting the generality of the foregoing, the Employee agrees that, during his employment with the Company, he will not provide advice, services or other assistance of any kind, whether with or without compensation, to any person or entity which competes, or is planning to compete., with any of the Atlas Companies. The Employee understands, however, that his passive ownership of one percent (1%) or less of the voting stock of any publicly traded company will not be a breach of his obligations hereunder. After his employment ends, the Employee may compete with any of the Atlas Companies, but should he choose to so compete within the twelve (12) months immediately following termination of the Employment Period without first obtaining the express written consent of the Company, which consent shall not be unreasonably withheld, the Employee agrees that he will not be entitled to the payment and benefits provided in Sections 4.2(ii) and (iii) above, and if such payment and benefits have already been provided to the Employee, he shall return to the Company the payment under Section 4.2(ii) within five (5) days of written demand by the Company, or in the event of a dispute as to whether the Employee has breached any of his obligations under this Section 4.3, Employee shall return to the Company any payments received within five (5) days after determination of a breach and in accordance with Sections 5.1, 5.2, 5.3 or 5.5, as appropriate.
          (c) The Employee acknowledges that his access to Confidential or Proprietary Information and to the Atlas Companies’ customers and his development of goodwill on behalf of the Atlas Companies with their customers during his employment would give him an unfair competitive advantage were he to leave employment and begin competing with the Atlas Companies for their existing customers and that he therefore is being granted access to Confidential or Proprietary Information and the customers of the Atlas Companies in reliance on his agreement hereunder. Therefore, the Employee covenants and agrees that, during the Employment Period and during the twelve-month period immediately following the termination of the Employment Period, the Employee will not engage in any of the following activities directly or indirectly, for any reason, whether for the Employee’s own account or for the account of any other person, firm, corporation or other organization;
(i)	solicit, employ or otherwise interfere with any of the Atlas Companies’ contracts or relationships with any officer, director, employee, independent contractor or with any individual who has been employed or associated with the Atlas Companies within the six (6) months prior to the Employee’s termination of his employment relationship with the Company; or

(ii)	solicit or encourage any customer of any of the Atlas Companies to terminate or diminish its relationship with any of the Atlas Companies or seek to persuade any such customer to conduct with, any other person or entity any business or activity which such customer conducts or could conduct with any of the Atlas Companies; provided, however, that these restrictions shall apply only with respect to those persons or entities who are customers of any of the Atlas Companies within the twelve (12) months prior to the Employee’s termination of his employment relationship with the Company.
          (d) In the event the Employee breaches any of his obligations under this Section 4.3, he shall within five (5) days return to the Company any payments he received under

Section 4.2(ii) and any benefits under Section, 4.2(iii) shall immediately cease. In the event of a dispute as to whether the Employee has breached any of his obligations under this Section 4.3, Employee shall return to the Company any payments received within five (5) days after determination of a breach and in accordance with Sections 5.1, 5.2, 5.3 or 5.5, as appropriate.
     4.4 Obligation to Cooperate. To the extent Employee is reasonably available to provide such cooperation to Company, during the twenty-four (24) month period immediately following the termination of the Employee’s employment, the Employee shall cooperate with the Company with respect to all matters arising during or related to his employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse the Employee out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance. In the event that any single Company request hereunder requires a commitment from the Employee of more than five (5) hours, the Company and the Employee shall mutually agree on reasonable compensation for the Employee’s services on such matter.
5. DISPUTE RESOLUTION AND CHOICE OF LAW
     5.1. Negotiation. If a dispute between the parties arises under this Agreement, the parties shall negotiate in good faith in an attempt to resolve their differences. The obligation of the parties to negotiate in good faith shall commence immediately, and shall continue for a period of at least thirty (30) days (“Negotiation”).
     If Negotiation fails to resolve a dispute between the parties within the first thirty (30) days, either party may proceed to demand mediation (“Mediation”). Upon agreement of both parties, arbitration may be initiated immediately, in lieu of Mediation.
     5.2. Mediation. If a dispute between the parties arises under this Agreement and has not been resolved under the Negotiation procedures described herein, either party may require, by written notice to the other party, that Negotiation be facilitated by a single mediator, to be elected by the parties (the “Mediator”).
     The parties shall select the Mediator within ten (10) days after receipt of notice. If the parties are unable to agree on the Mediator, the Mediator shall be selected by Atlas, but the selected Mediator shall be independent of Atlas and its affiliates. The fees of the Mediator shall be paid by the Company.
     With the assistance of the Mediator, the parties shall continue Negotiation in good faith for a period not to exceed thirty (30) days. If the parties are unable to reach agreement during this period, the Mediator shall be discharged and the parties’ obligations under this Mediation section shall be deemed satisfied.
     5.3. Arbitration. Subject to the duty to negotiate and mediate set forth above, all disputes, claims, or causes of action arising out of or relating to this Agreement or the validity, interpretation, breach, violation, or termination thereof not resolved by Mediation, shall be finally and solely determined and settled by arbitration, to be conducted in the State of New

York, USA, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the date of arbitration (“Arbitration”).
     Any Arbitration commenced pursuant to this Agreement shall be conducted by a single neutral arbitrator, who shall have a minimum of three (3) years of commercial experience (the “Arbitrator”). The parties shall meet within ten (10) days of failure to resolve by Mediation to attempt to agree on an Arbitrator. Absent agreement at this meeting, the Arbitrator shall be selected by AAA. Such Arbitrator shall be free of any conflicts with Atlas and shall hold a hearing within thirty (30) days of the notice to the Employee.
     If the terms and conditions of this Agreement are inconsistent with the Commercial Arbitration Rules of the AAA, the terms and conditions of this Agreement shall control.
     The parties hereby consent to any process, notice, or other application to said courts and any document in connection with Arbitration may be served by (i) certified mail, return receipt requested; (ii) by personal service; or (iii) in such other manner as may be permissible under the rules of the applicable court or Arbitration tribunal; provided, however, a reasonable time for appearance is allowed. The parties further agree that Arbitration proceedings must be instituted within one (1) year after the occurrence of any dispute, and failure to initiate Arbitration proceedings within such time period shall constitute an absolute bar to the institution of any proceeding and a waiver of all claims.
     The parties shall equally divide all costs and expenses incurred in such arbitration proceeding, provided, however, if the arbitrator rules in favor of the Employee on all or substantially all of his claims, the Company shall reimburse the Employee his reasonable attorney fees and costs associated with the arbitration proceedings.
     The Judgment of the Arbitrator shall be final and either party may submit such decision to courts for enforcement thereof.
     The parties agree that this Section 5 shall be specifically enforceable.
     5.4. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.
     5.5 Injunctive Relief. Notwithstanding the foregoing, Sections 5.1, 5.2 and 5.3 shall not preclude the Company from attempting to pursue a court action to enforce, determine the enforceability of, or seek injunctive relief due to a breach or threatened breach of the provisions of Section 4.3 of this Agreement.
6. SEVERABILITY AND ENFORCEABILITY
     It is expressly acknowledged and agreed that the covenants and provisions hereof are separable; that the enforceability of one covenant or provision shall in no event affect the full enforceability of any other covenant or provision herein. Further, it is agreed that, in the event any covenant or provision of this Agreement is found by any court of competent jurisdiction or Arbitrator to be unenforceable, illegal or invalid, such invalidity, illegality or unenforceability shall not affect the validity or enforceability of any other covenant or provision of this Agreement. In the event a court of competent jurisdiction or an Arbitrator would otherwise hold any part hereof unenforceable by reason of its geographic or business scope or duration, said part shall be construed as if its geographic or business scope or duration had been more narrowly drafted so as not to be invalid or unenforceable.
7. NOTICE
For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that: (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (iii) notices sent by United States registered mail shall be deemed given, two days after the date of deposit in the United States mail.
If to the Company:
Atlas Air, Inc.
2000 Westchester Avenue
Purchase, NY 10577
Attn: General Counsel
Facsimile: 1 914 701-8333
If to Employee:
Ronald A. Lane
The address on file with the records of the Company
8. MISCELLANEOUS
     8.1. No Mitigation. The Employee shall have no duty to mitigate..
     8.2. Withholding. The Company shall be entitled to withhold from the payments and benefits described herein all income taxes and other amounts required to be withheld by applicable law.
     8.3. Pro-Ration. In the event the Employment Period is terminated in the middle of any calendar month, the amount due for such month shall be pro-rated on a daily basis,

     8.4. No Waiver Except in Writing. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver or modification of this Agreement or any of the terms and conditions set forth herein shall be effective unless submitted to a writing duly executed by the parties.
     8.5. Drafting. Both parties have participated in the preparation of this Agreement, and no rules of construction or interpretation based upon which party drafted any portion of the Agreement shall be applicable or invoked.
     8.6. No Representations. The parties agree and acknowledge that they have not relied upon any representation, whether written or oral, of the other party in connection with entering into this Agreement.
     8.7. Successors and Assigns. This Agreement shall be binding on Atlas and any successor thereto, whether by reason of merger, consolidation or otherwise. The duties and obligations of the Employee may not be assigned, by the Employee.
     8.8. Confidentiality of Terms. Atlas and the Employee agree that the terms and conditions of this Agreement are confidential and that they will not disclose the terms of this Agreement to any third parties, other than the Employee’s spouse, their attorneys, auditors, accountants or as required by law or as may be necessary to enforce this Agreement.
     8.9. Full Understanding. The Employee declares and represents that the Employee has carefully read and fully understands the terms of this Agreement, has had the opportunity to obtain advice and assistance of counsel with respect thereto, and knowingly and of the Employee’s own free will, without any duress, being fully informed and after due deliberation, voluntarily accepts the terms of this Agreement and represents that the execution, delivery and performance of this Agreement does not violate any agreement to which the Employee is subject.
     8.10. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings between the parties with respect to the subject matter hereof, excluding only any option of restricted share agreements or other agreements related to a grant of equity or an option to purchase equity in the Company.
     8.11. Counterparts. This Agreement may be executed in any number of separate counterparts, all of which taken together shall be deemed to constitute one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement on the date and year first above written.

RONALD A. LANE
/s/ Ronald A. Lane

ATLAS AIR, INC.
By:	/s/ Willliam J. Flynn
Name:	WILLLIAM J. FLYNN
Title:	PRESIDENT & CEO